Exhibit 99.1

MB BANCORP, INC. Completes Stock Offering

Forest Hill, Maryland, December 29, 2014 – MB Bancorp, Inc. (the “Company”), a Maryland corporation and the holding company for Madison Bank of Maryland (the “Bank”), announced today the completion of the Company’s stock offering and the Bank’s mutual-to-stock conversion. Shares of the Company’s common stock will begin trading on Tuesday, December 30, 2014, on the OTC Pink Marketplace. The Company will release the trading symbol prior to the commencement of trading.

The Company sold 2,116,000 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $21,160,000 including the sale of 169,280 shares to the employee stock ownership plan in the stock offering.

As previously announced, the stock offering was oversubscribed in the first category of the subscription offering by eligible account holders as of June 30, 2013. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion. “We appreciate the support that we have received from our depositors during this process and welcome our new shareholders,” stated Julie Newton, President and Chief Executive Officer of MB Bancorp, Inc.

If you are a first category subscriber and would like to confirm your allocation, you may do so online at https://allocations.kbw.com or contact the stock information center at (877) 643-8217 (toll free) from 10:00 a.m. until 4:00 p.m., Eastern Time, Monday through Friday.

Keefe, Bruyette & Woods, Inc., A Stifel Company acted as selling agent in the subscription offering, and served as financial advisor to the Company and the Bank in connection with the conversion. Kilpatrick Townsend & Stockton LLP served as legal counsel to the Company and the Bank. Breyer & Associates PC served as legal counsel to the selling agent.

Madison Bank of Maryland is a federally chartered savings bank serving the financial needs of its customers in Baltimore and Harford counties in Maryland. Madison Bank of Maryland conducts business from its corporate headquarters and main office in Forest Hill, Maryland and two full-service branch offices located in Aberdeen and Perry Hall, Maryland.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. For information on some of the risks and important factors that could affect the

Company’s future results and financial condition, see “Risk Factors” in the Company’s prospectus dated November 12, 2014, as filed with the Securities and Exchange Commission on November 20, 2014.

Contact:

MB Bancorp, Inc.

Julia A. Newton, 410-420-9600

President and Chief Executive Officer

jnewton@mbofmd.com